Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

On August 21, 2018, Stamps.com Inc. ("SDC") filed a Current Report on Form 8-K (the “Initial Filing”) to report that on August 15, 2018, SDC, through its wholly owned subsidiary Pacific Shelf 1855 Limited (“Pacific Shelf”) completed the acquisition of MetaPack Limited (“MetaPack”). The following unaudited pro forma condensed combined balance sheet as of June 30, 2018 is based on the individual historical consolidated balance sheets of SDC and MetaPack, and has been prepared to reflect the acquisition as if it occurred on June 30, 2018, which was the end of SDC's second quarter of fiscal year 2018. The unaudited pro forma condensed combined statements of income for the two quarters ended June 30, 2018 and the year ended December 31, 2017 combine the historical results of operations of SDC and MetaPack, and have been prepared to reflect the acquisition as if it occurred on January 1, 2017, the first day of SDC's 2017 fiscal year. SDC's fiscal year ends on December 31 and MetaPack's fiscal year ends on March 31. As a consequence of those different fiscal years:

•
The following unaudited pro forma condensed combined statements of operations for the two quarters ended June 30, 2018 combines SDC's historical unaudited results of operations for the two quarters ended June 30, 2018, which was the end of SDC's second quarter of fiscal year 2018, and MetaPack's historical unaudited results of operations for the two quarters ended June 30, 2018.

•
The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines SDC's historical audited results of operations for the year ended December 31, 2017, which was the end of SDC's 2017 fiscal year, and MetaPack's historical audited results of operations for the year ended March 31, 2018, which was the end of MetaPack's 2018 fiscal year.

•
As a result of the different year ends:  (a) MetaPack's statement of operations for the quarter ended March 31, 2018 is included more than once in the pro forma income statements; and (b) MetaPack's statement of operations for the quarter ended March 31, 2017 is excluded from the pro forma income statements. Revenue and net income for the quarter ended March 31, 2018 were $13.5 million and $551,000, respectively, translated using a historical average GBP to USD exchange rate for the quarter ended March 31, 2018 of 1.3914.  Revenue and net loss for the quarter ended March 31, 2017 were $10.1 million and $2.2 million, respectively, translated using a historical average GBP to USD exchange rate for the quarter ended March 31, 2017 of 1.2388.

The pro forma financial information is based upon the historical consolidated financial statements of SDC and MetaPack and the assumptions, estimates, and adjustments are described in the notes to the unaudited pro forma condensed combined financial statements.  The assumption, estimates, and adjustments are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements include adjustments that have been made to reflect the preliminary purchase price allocations. The preliminary allocations represent estimates made for the purpose of these pro forma financial statements and are subject to change upon a final determination of fair value.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated results of operations of SDC that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated results of operations of SDC for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for potential synergistic benefits or cost savings that may be realized through the combination of SDC and MetaPack or costs that may be incurred in integrating SDC and MetaPack. The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial condition and results of operations, contained in SDC’s Annual Report on Form 10-K for the period ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended June 30, 2018, which are on file with the SEC, and the audited financial statements of MetaPack included in this Form 8-K/A.

STAMPS.COM INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2018
(In thousands)

	SDC (Historical)	MetaPack (Historical) (1)	MetaPack US GAAP Adjustments	Pro forma Adjustments			Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$282,868	$7,750	$—	$(224,333)	A,	B	$66,285
Accounts receivable, net	67,437	8,935	—	1,211	B		77,583
Current income taxes	23,204	126	—	(126)	B		23,204
Other current assets	16,488	2,103	—	1,282	B		19,873
Total current assets	389,997	18,914	—	(221,966)			186,945
Property and equipment, net	36,757	1,320	—	(95)	A		37,982
Goodwill	239,705	1,621	18,934	120,455	A		380,715
Intangible assets, net	72,984	1,465	—	103,282	A		177,731
Deferred income taxes, net	41,110	752	—	(16,431)	A,	E	25,431
Other assets	7,783	20	—	(20)	A		7,783
Total assets	$788,336	$24,092	$18,934	$(14,775)			$816,587
Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$102,144	$8,011	$—	$13,067	B,	C	$123,222
Deferred revenue	3,922	2,772	—	(2,508)	B,	D	4,186
Current portion of debt, net of debt issuance costs	9,423	13,209	—	—			22,632
Total current liabilities	115,489	23,992	—	10,559			150,040
Long-term debt, net of debt issuance costs	55,673	—	—	—			55,673
Other liabilities	6,588	501	—	305	A		7,394
Total liabilities	177,750	24,493	—	10,864			213,107
Commitments and contingencies
Stockholders’ equity:
Common stock	55	1	—	(1)	A		55
Additional paid-in capital	1,022,608	11,622	—	(11,622)	A		1,022,608
Treasury stock, at cost	(427,721)	—	—	—			(427,721)
Retained earnings (accumulated deficit)	15,638	(11,674)	18,609	(14,041)	A,	C	8,532
Accumulated other comprehensive income	6	(350)	325	25	A		6
Total stockholders’ equity	610,586	(401)	18,934	(25,639)			603,480
Total liabilities and stockholders’ equity	$788,336	$24,092	$18,934	$(14,775)			$816,587

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information.

STAMPS.COM INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR SIX MONTHS ENDED JUNE 30, 2018
(In thousands, except per share data)

	SDC (Historical)	MetaPack (Historical) (2)	MetaPack US GAAP Adjustments	Pro forma Adjustments		Pro forma Combined
Revenue	$273,192	$25,746	$—	$—		$298,938
Cost of revenue (exclusive of amortization of intangible assets, which is included in general and administrative expense)	54,969	8,628	—	834	I	64,431
Gross profit	218,223	17,118	—	(834)		234,507
Operating expenses:
Sales and marketing	51,537	4,973	—	1,251	I	57,761
Research and development	24,413	3,855	—	1,126	I	29,394
General and administrative	46,203	8,338	(1,874)	3,164	F, G, I	55,831
Total operating expenses	122,153	17,166	(1,874)	5,541		142,986
Income (loss) from operations	96,070	(48)	1,874	(6,375)		91,521
Foreign currency exchange loss, net	—	(292)	—	—		(292)
Interest expense	(1,240)	(389)	—	389	H	(1,240)
Interest and other income (expense), net	92	(3)	—	(78)	J	11
Income (loss) before income taxes	94,922	(732)	1,874	(6,064)		90,000
Income tax expense (benefit)	2,354	(77)	—	(1,277)	K	1,000
Net income (loss)	$92,568	$(655)	$1,874	$(4,787)		$89,000
Net income per share
Basic	$5.19					$4.99
Diluted	$4.95					$4.76
Weighted average shares outstanding
Basic	17,830					17,830
Diluted	18,709					18,709

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information.

STAMPS.COM INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2017
(In thousands, except per share data)

	SDC (Historical)	MetaPack (Historical) (2)	MetaPack US GAAP Adjustments	Pro forma Adjustments		Pro forma Combined
Revenue	$468,709	$47,909	$—	$—		$516,618
Cost of revenue (exclusive of amortization of intangible assets, which is included in general and administrative expense)	79,226	14,536	—	1,499	I	95,261
Gross profit	389,483	33,373	—	(1,499)		421,357
Operating expenses:
Sales and marketing	91,222	10,134	—	2,250	I	103,606
Research and development	46,208	8,727	—	2,025	I	56,960
General and administrative	88,550	14,835	(3,539)	7,646	F, I	107,492
Total operating expenses	225,980	33,696	(3,539)	11,921		268,058
Income (loss) from operations	163,503	(323)	3,539	(13,420)		153,299
Foreign currency exchange loss, net	—	(977)	—	—		(977)
Interest expense	(3,669)	(1,071)	—	1,071	H	(3,669)
Interest and other income	414	—	—	(136)	J	278
Income (loss) before income taxes	160,248	(2,371)	3,539	(12,485)		148,931
Income tax expense (benefit)	9,645	(1,211)	—	(2,661)	K	5,773
Net income (loss)	$150,603	$(1,160)	$3,539	$(9,824)		$143,158
Net income per share
Basic	$8.81					$8.37
Diluted	$8.19					$7.79
Weighted average shares outstanding
Basic	17,099					17,099
Diluted	18,387					18,387

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial information.

STAMPS.COM INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of the Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on SDC’s and MetaPack’s historical financial information, giving effect to the acquisition and related adjustments described in these notes. SDC prepares its consolidated financial statements in accordance with US generally accepted accounting principles (“U.S. GAAP”). Certain note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by the Securities and Exchange Commission rules and regulations.

On August 15, 2018, SDC, through its wholly owned subsidiary Pacific Shelf, completed the acquisition of MetaPack pursuant to a share purchase agreement dated July 24, 2018, as amended (the “Agreement”), by and among the certain key sellers named in the Agreement (the “Key Sellers”), MetaPack, Pacific Shelf and SDC as Pacific Shelf’s guarantor.

Pursuant to the agreement and a related agreement to purchase Minority Shares (as defined below), Pacific Shelf acquired 100% of MetaPack’s issued and to be issued share capital by purchasing (i) all of the Key Sellers’ shares of MetaPack, representing approximately 80% of the total outstanding shares and (ii) all other issued and to be issued shares of MetaPack (“Minority Shares”), for a final adjusted purchase price, for all such shares, of approximately £171 million.

MetaPack is a United Kingdom-based software company that provides the world’s leading multi-carrier enterprise-level solution to many of the world’s preeminent e-commerce retailers and brands.

We have accounted for the acquisition under the acquisition method of accounting in accordance with the provisions of FASB ASC Topic No. 805 Business Combinations (ASC 805). The total purchase price for MetaPack was approximately £171 million, or $226 million using the June 30, 2018 GBP to USD exchange rate. Total cash paid for the acquisition was approximately $222.6 million, the final purchase price less approximately $3.5 million of the settlement of certain share option-related amounts and taxes withheld, and was funded from cash on hand.

Under the acquisition method of accounting under ASC 805, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. We have made significant estimates and assumptions in determining the preliminary allocation of the purchase price. The preliminary allocation of purchase consideration is subject to change based on further review of the fair value of the assets acquired and liabilities assumed and finalization of deferred income tax calculations. The following table is the estimated allocation of the purchase price based on the June 30, 2018 GBP to USD exchange rate (in thousands, except years):

	Fair Value	Weighted Average Estimated Useful Life (In Years)
Cash and cash equivalents	$9,543
Trade accounts receivable	10,146
Other current assets	3,385
Property and equipment	1,225
Goodwill	141,010
Total identifiable intangible assets	104,747	16
Accounts payable and accrued expenses	(13,972)
Deferred revenue	(264)
Current portion of debt	(13,209)
Deferred income tax liability	(15,679)
Other liabilities	(806)
Total purchase price	$226,126

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet and statements of operations. The final purchase price allocation will be determined when SDC has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in allocations to intangible assets such as developed technology and customer relationships as well as goodwill and other changes to assets and liabilities.  Goodwill represents the excess of the consideration given over the sum of the fair values assigned to identifiable assets acquired less liabilities assumed in a business combination and the potential synergy of combining the operations of Stamps.com and MetaPack.  The goodwill recorded in this acquisition is not tax deductible.  The identified intangible assets consist of trade names, developed technology, and customer relationships.  The estimated fair values of the intangible assets were determined using methodologies such as “Relief from Royalty” and “Excess Earnings.”  Intangible assets will be assumed to be amortized on a straight-line basis over their estimated useful lives.  Based on the June 30, 2018 exchange rate, we expect the amortization of acquired intangibles will be approximately $1.7 million per quarter for the remaining estimated useful lives.

Foreign Currency and US GAAP Conversion Adjustments

The historical financial information of MetaPack was prepared in accordance with United Kingdom Accounting Standards, including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland' (United Kingdom Generally Accepted Accounting Practice "UK GAAP"), and presented in British pounds sterling. The historical information was translated from British pounds to US dollars using the following historical exchange rates:

Period	$ / £
Period end exchange rate as of June 30, 2018	1.3209
Average exchange rate for the six months ended June 30, 2018	1.3759
Average exchange rate for the year ended March 31, 2018	1.3267
Average exchange rate for the year ended December 31, 2017	1.2886

Adjustments were required to convert MetaPack’s financial information from UK GAAP to US GAAP and are included within the MetaPack US GAAP adjustments column of the unaudited pro forma condensed combined balance sheet as of June 30, 2018 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017.

Under UK GAAP, changes in the fair value of contingent consideration occurring more than one year after an acquisition may be recognized as changes to the value of goodwill. Under US GAAP, changes in the fair value of contingent consideration more than one year after an acquisition must be recognized as income or expense. Under UK GAAP, goodwill has been amortized over its useful life of 5 years. Under US GAAP, goodwill is not amortized; it is tested annually for impairment.

The UK GAAP to US GAAP adjustments are reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2018 as follows (in thousands):

Reversal of goodwill amortization	$16,681
Reversal of change in contingent consideration	1,928
Total impact on retained earnings	18,609
Foreign currency translation	325
Total impact on goodwill and stockholders' equity	$18,934

The UK GAAP to US GAAP adjustments total $1.9 million and $3.5 million in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.  These adjustments are exclusively related to the reversal of amortization of goodwill under UK GAAP.

The following additional adjustments were required to align MetaPack’s historical financial statements with SDC's current accounting policies and existing presentation:

(1)
Reclassifications of $1.0 million from intangible assets, net to property and equipment, net and $2.8 million from accounts payable and accrued expenses to deferred revenue in order to present deferred revenue as a separate line item.

(2)
MetaPack's historical income statement under UK GAAP included a single classification for cost of revenues and operating expenses combined which was labeled as "administrative expenses."  Adjustments were required to designate amounts for cost of revenues, sales and marketing expense, research and development expense, and general and administrative expense in order to conform to SDC's presentation.  Further, an adjustment was also required to classify foreign currency exchange loss as a non-operating item to conform to SDC's presentation.

Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the acquisition of MetaPack. The historical consolidated financial information in the unaudited pro forma condensed combined financial statements has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of SDC and MetaPack. Furthermore, no effect has been given in the unaudited pro forma combined statements of operations for potential synergistic benefits or cost savings that may be realized through the combination of SDC and MetaPack or costs that may be incurred in integrating SDC and MetaPack.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

(A)
The purchase price of MetaPack was £171 million ($218 million translated at the August 15, 2018 exchange rate). The allocation of the purchase price and the purchase price accounting is based upon preliminary estimates of the assets and liabilities acquired on August 15, 2018 in accordance with the provisions of ASC 805. Translating based on the June 30, 2018 exchange rate, the purchase price of the acquisition was approximately $226.1 million.

Translating based on the June 30, 2018 exchange rate, the allocation of the purchase price is estimated as follows (in thousands):

Fair Value
Total working capital	$(4,371)
Property and equipment	1,225
Goodwill	141,010
Total identifiable intangible assets	104,747
Deferred income tax liability	(15,679)
Other liabilities	(806)
Total purchase price	$226,126

(B)
The following table reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Description of the Transaction and Basis of Presentation note (Preliminary Value) and the MetaPack Historical balance sheet as of June 30, 2018 (in thousands).

	MetaPack Historical	Pro forma Adjustment	Preliminary Value
Cash and cash equivalents	$7,750	$1,793	$9,543
Accounts receivable	8,935	1,211	10,146
Current income taxes	126	(126)	—
Other current assets	2,103	1,282	3,385
Accounts payable and accrued expenses	(8,011)	(5,961)	(13,972)
Deferred revenue	(2,772)	2,508	(264)
Current portion of debt	(13,209)	—	(13,209)

(C)
Adjustment to reduce retained earnings and increase accrued expense by $7.1 million, which consists of the following items recorded by either Stamps.com or MetaPack after June 30, 2018 that were directly related to the transaction: $5.4 million of transaction costs, $1.0 million of nonrecurring foreign currency exchange loss directly related to the acquisition of MetaPack, and $649,000 of one-time bonuses and employer tax payments.

(D)
Adjustment to decrease the assumed deferred revenue obligations to fair value.  After the acquisition, this adjustment will not have a continuing impact as the assumed performance obligations will be satisfied within twelve months. As such, there are no pro forma adjustments in the condensed combined statement of operations to reduce revenue.

(E)
Adjusts the deferred tax liabilities resulting from the acquisition. The estimated increase in MetaPack’s deferred tax liabilities to $15.7 million stems primarily from the fair value adjustments for non-deductible intangible assets based on the statutory rate. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

Adjustments to the pro forma condensed statement of operations

(F)	Adjustment to record pro forma amortization expense of purchased intangible assets from the beginning of the period presented over their estimated useful life (in thousands except years):

			Pro Forma Amortization Expense
	Fair Value	Weighted Average Estimated Useful Life (years)	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Total identifiable intangible assets	$104,747	16	$3,410	$6,387
Historical amortization expense			185	357
Pro forma adjustments			$3,225	$6,030

The fair value of identifiable intangible assets in the chart above was translated using the June 30, 2018 exchange rate. The pro forma amortization expense in the chart above for the six months ended June 30, 2018 and the year ended December 31, 2017 was translated using the historical average exchange rate for each respective period.

These preliminary estimates of fair value and estimated useful lives may differ from final amounts SDC will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.  Using the average exchange rate for the six months ended June 30, 2018, a 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $682,000, assuming an overall weighted-average useful life of 16 years.

(G)	Adjustment to eliminate the transaction costs of approximately $1.0 million that were recorded by SDC in the six months ended June 30, 2018 in general and administrative expense.

(H)
Adjustment to eliminate interest expense of approximately $389,000 and $1.1 million for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, from MetaPack's statements of operations resulting from SDC's repayment of MetaPack debt assumed immediately after acquisition.

(I)
Adjustment to include the estimated share-based compensation expense related to inducement awards issued to continuing employees as part of the acquisition agreement. The fair value of the inducement share-based awards will be recognized ratably over post-combination service periods of four years.

(J)
Adjustment to eliminate interest income of approximately $78,000 and $136,000 for the six months ended June 30, 2018 and year ended December 31, 2017, respectively, from SDC’s statements of operations for cash used in the acquisition and not available for investment during the period.

(K)	Adjustments to reflect the income tax effect of the pro forma adjustments based on the estimated blended federal, state, and foreign statutory tax rate.